News Release

Integra Bank and First Security Bank Announce Termination of Agreement to Purchase 3 Indiana Branches

EVANSVILLE, INDIANA and OWENSBORO, KENTUCKY – August 17, 2010 – Integra Bank Corporation (NASDAQ Global Market: IBNK) ("Integra") and First Security Inc. announced today that the agreement entered into by First Security Bank of Owensboro, Inc. (“First Security”), the wholly-owned subsidiary of First Security Inc., to purchase three Indiana banking offices of Integra’s wholly-owned bank subsidiary, Integra Bank N.A. (“Integra Bank”) has been terminated.  The banking offices are in Paoli, Mitchell and Bedford, Indiana.  In addition, First Security will no longer acquire a pool of indirect consumer, commercial, and commercial real estate loans from Integra Bank.

The sale of the three Indiana branches was the second phase of an agreement reached in March 2010.  In the first phase, First Security purchased five banking offices in the Bowling Green and Franklin, Kentucky markets from Integra on July 22, 2010 along with a pool of indirect consumer, commercial, and commercial real estate loans.  The second phase of the transaction was subject to First Security’s ability to raise sufficient capital to meet regulatory approval requirements.  First Security has advised Integra today that it would not complete the capital raise by the agreed upon deadline and exercised its right to terminate the agreement.  First Security will pay Integra Bank a termination fee as a result of the termination.

Michael J. Alley, Chairman and Chief Executive Officer of Integra commented, “We are disappointed that First Security is not in a position to complete this part of the transaction.  However, these banking offices were a minor component of a comprehensive branch divestiture strategy under which we have sold a total of 10 banking offices so far in 2010.  We plan to retain these banking centers as part of our core community banking franchise and will not market them to other prospective buyers.”  Alley further stated, “We remain on track to complete the sale of four banking offices to Citizens Deposit Bank and three banking offices to FNB Bank during the third quarter as previously announced.”

Forward-Looking Statements
This press release contains statements about the proposed sale of Integra branch offices and other assets to First Security Bank and the impact on both Integra Bank and First Security Bank. These statements are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.  Forward-looking statements are not guarantees of future performance. These statements are based upon current expectations, forecasts and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the satisfaction of customary closing conditions set forth in the various agreements between the parties, including the receipt of regulatory approval for the branch sale, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in Integra Bank Corporation’s respective filings with the Securities and Exchange Commission.

About Integra Bank Corporation
Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A. As of June 30, 2010, Integra had approximately $3.0 billion in total assets.  Integra operates 59 banking centers and 107 ATMs at locations in Indiana, Kentucky, Illinois and Ohio.  Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.

About First Security Inc.
First Security Inc. is the bank holding company for First Security Bank of Owensboro Inc.  For more information concerning First Security, please visit www.FirstSecurity.net.

Contacts:
(Integra Bank):
Mike Alley, Chairman and CEO – (812) 461-5795
Mike Carroll, Chief Financial Officer – (812) 464-9673
Gretchen Dunn, Shareholder Relations – (812) 464-9677

(First Security, Inc.):
M. Lynn Cooper, President and CEO – (270) 663-4678
Michael F. Beckwith, Chief Financial Officer – (270) 663-4668